EXHIBIT 99.1

2005 Cargo Rd Building C

Minneapolis, MN 55450

suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES APPOINTMENT OF THOMAS C. KENNEDY TO

BOARD OF DIRECTORS

MINNEAPOLIS. April 30, 2021 (GLOBE NEWSWIRE) -- Sun Country Airlines Holdings, Inc. (“Sun Country Airlines”) (NASDAQ: SNCY) announced today the appointment of Thomas C. Kennedy to its board of directors, effective April 27, 2021.

“I am pleased to welcome Thomas to our board of directors,” said Sun Country Airlines CEO Jude Bricker. “Thomas brings a unique background and important perspectives to our board with experience leading global consumer travel and hospitality businesses. We are excited to add another tremendous leader to partner with Sun Country as we continue to evolve as the leading hybrid low-cost air carrier.”

Mr. Kennedy currently serves as President and CFO of SIXT Rent a Car USA. Previously, Mr. Kennedy served as Senior Executive Vice President and Chief Financial Officer of Hertz Global Holdings from 2013 to 2018. Prior to joining Hertz, Mr. Kennedy served as Executive Vice President and Chief Financial Officer of Hilton Worldwide Holdings from 2008 to 2013. Between 2003 and 2007, Mr. Kennedy served as Executive Vice President and Chief Financial Officer of Vanguard Car Rental, parent company of the National Car Rental and Alamo Rental Car brands. Prior to joining Vanguard, Mr. Kennedy served in a number of financial positions from 1992 to 2003 at Northwest Airlines, Inc., a global network airline.

Mr. Kennedy graduated from Tulane University, a summa cum laude and Phi Beta Kappa with a Bachelor of Arts degree majoring in Economics in 1987. Mr. Kennedy received his Master of Business Administration degree from Harvard University in 1992.

Mr. Kennedy currently serves on the board of the Lobeck Taylor Family Foundation.

About Sun Country Airlines

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives ("VFR") passengers and charter customers and providing cargo CMI services, with flights throughout the United States and to destinations in Mexico, Central America and the Caribbean.

Contacts

Investor Relations

Chris Allen

651.681.4810

IR@suncountry.com

Media

Jessica Wheeler

651-900-8400

mediarelations@suncountry.com

Sun Country, Inc. d/b/a Sun Country Airlines®